Exhibit 99.1

Recro Pharma, Inc.

Unaudited Pro Forma Combined

Balance Sheet and Statement of Operations

The unaudited pro forma combined statement of operations for the year ended December 31, 2014 has been prepared by Recro Pharma, Inc. (“Recro” or the “Company”) and gives effect to the acquisition of Alkermes Gainesville LLC (“Gainesville”) and the worldwide rights to IV/IM meloxicam (“meloxicam”) by Recro, including the credit agreement entered into by Recro to finance the acquisition, as if such transactions had occurred on January 1, 2014. The unaudited pro forma combined balance sheet as of December 31, 2014 assumes the transaction had occurred on December 31, 2014.

The historical combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements. In addition, the unaudited pro forma combined balance sheet and statement of operations were based on and should be read in conjunction with:

•	the audited financial statements of Recro as of and for the year ended December 31, 2014 and the related notes, included in Recro’s Annual Report on Form 10-K for the year ended December 31, 2014; and

•	the audited combined financial statements of Dara which includes Alkermes Gainesville LLC and DARAVITA Limited as of and for the year ended December 31, 2014 and the related notes, incorporated herein by reference to Recro’s Current Report on Form 8-K/A, filed on June 2, 2015.

The unaudited pro forma combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined Company’s financial position or results of operations actually would have been had the acquisition of Gainesville or the related financing transactions been completed as of the date indicated. In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined Company. There were no material transactions between Recro and Gainesville during the periods presented in the unaudited pro forma combined financial statements that would need to be eliminated.

The unaudited pro forma combined balance sheet and statement of operations have been prepared using the acquisition method of accounting under United States generally accepted accounting principles (“U.S. GAAP”). The accounting for the acquisition of Gainesville and meloxicam is based upon certain valuations that are preliminary and are subject to change. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma combined financial statements. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma combined balance sheet and statement of operations and Recro’s future results of operations and financial position.

In addition, the unaudited pro forma combined statement of operations does not reflect any cost savings, operating synergies or revenue enhancements that the combined Company may achieve as a result of the acquisition of Gainesville and meloxicam, the costs to integrate the operations of Recro and Gainesville or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Recro Pharma, Inc.

Unaudited Pro Forma Combined

Balance Sheet

December 31, 2014

(amounts in thousands, except share and per share data)

	Recro Pharma, Inc. Historical	DARA Historical	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$19,682	$22,064	$(24,754	) (a) (c)	$16,992
Accounts receivable	—	11,321	1,198	(a)	12,519
Other receivables	90	—	—		90
Due from related party	—	317	(317	) (a)	—
Inventory	—	10,950	(995	) (a)	9,955
Prepaid expenses and other current assets	602	2,388	(2,008	) (a)	982

Total current assets	20,374	47,040	(26,876)		40,538

Property, plant and equipment, net	—	38,607	817	(a)	39,424
Intangible assets, net	—	43,818	(1,918	) (a)	41,900
Goodwill	—	498	6,248	(a)	6,746
Deferred tax assets	—	6,324	(6,324	) (a)	—
Deferred financing costs	—	—	4,585	(g)	4,585

Total assets	$20,374	$136,287	$(23,468)		$133,193

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$1,445	$4,321	$(1,433	) (a) (g)	$4,333
Due to related party	—	1,563	(1,563	) (a)	—
Warrants	—	—	5,331	(a) (b)	5,331
Deferred revenue	—	462	(462	) (a)	—

Total current liabilities	1,445	6,346	1,873		9,664

Long term liabilities
Loan payable	—	—	50,000	(b)	50,000
Contingent consideration	—	—	54,600	(a)	54,600
Deferred revenue	—	3,692	(3,692	) (a)	—
Deferred tax liability	—	9,252	(9,252	) (a)	—
Due to related party	—	1,296	(1,296	) (a)	—

Total long term liabilities	—	14,240	90,360		104,600

Total liabilities	1,445	20,586	92,233		114,264

Shareholders’ Equity
Preferred stock, $0.01 par value. Authorized, 10,000,000 shares; none issued and outstanding	—	—	—		—
Common stock, $0.01 par value, Authorized, 50,000,000 shares; issued and outstanding, 7,707,600	77	—	—		77
Additional paid-in capital	52,947	—	—		52,947
Accumulated deficit	(34,095)	—	—		(34,095)
Parent investment	—	115,701	(115,701	) (a)	—

Total shareholders’ equity	18,929	115,701	(115,701)		18,929

Total liabilities and shareholders’ equity	$20,374	$136,287	$(23,468)		$133,193

See accompanying notes to the financial statements

Recro Pharma, Inc.

Unaudited Pro Forma Combined

Statement of Operations

For the year ended December 31, 2014

(amounts in thousands, except share and per share data)

	Recro Pharma, Inc. Historical	DARA Historical	Pro Forma Adjustments		Pro Forma Combined
Revenues
Manufacturing, royalty and profit sharing revenue	$—	$72,623	$—		$72,623
Research and development revenue	—	2,608	—		2,608

Total revenues	—	75,231	—		75,231
Cost of goods manufactured	—	35,713	(1,348	) (e)	34,365

Gross profit	—	39,518	1,348		40,866
Operating expenses
Research and development	7,874	4,413	(102	) (e)	12,185
Selling, general and administrative	3,998	11,189	(970	) (f)	14,217
Amortization of acquired intangible assets	—	5,001	(2,418	) (d)	2,583
Impairment of long-lived assets	—	1,372	—		1,372

Total operating expenses	11,872	21,975	(3,490)		30,357

Income (loss) from operations	(11,872)	17,543	4,838		10,509

Other income (expense):
Interest income	11	—	—		11
Interest expense	(4,273)	—	(8,417	) (g)	(12,690)

	(4,262)	—	(8,417)		(12,679)

Income (loss) before income taxes	(16,134)	17,543	(3,579)		(2,170)
Provision for income taxes	—	3,288	(3,288	) (h)	—

Net income (loss)	(16,134)	14,255	(291)		(2,170)

Accretion of redeemable convertible preferred stock and deemed dividend	(1,270)	—	—		(1,270)

Net income (loss) applicable to common shareholders	$(17,404)	$14,255	$(291)		$(3,440)

Basic and diluted net loss per common share	$(2.79)				$(0.55)

Weighted average basis and dilute common shares outstanding	6,238,581				6,238,581

See accompanying notes to the financial statements

Recro Pharma, Inc.

Notes to Unaudited Pro Forma Combined

Financial Statements

1.	Description of Transaction

On April 10, 2015, the Company completed its previously announced acquisition of certain assets from Alkermes plc, or Alkermes. Under the agreement, the Company paid Alkermes $50.0 million at closing, and acquired the worldwide rights to IV/IM meloxicam, a proprietary, Phase III-ready, long-acting preferential COX-2 inhibitor for treatment of moderate to severe acute pain and ownership of a good manufacturing practices manufacturing facility and related business, Alkermes Gainesville LLC, located in Gainesville, Georgia (the “Transaction”). Upon closing the Transaction, Alkermes Gainesville LLC changed its name to Recro Gainesville LLC, or Recro Gainesville. Alkermes is also entitled to receive up to an additional $120.0 million in milestone payments upon the achievement of certain regulatory and net sales milestones and royalties related to IV/IM meloxicam and was issued a seven-year warrant to purchase an aggregate of 350,000 shares of the Company’s common stock with an exercise price of $19.46 per share. The Company financed the transaction via a $50.0 million five-year senior secured term loan with OrbiMed Royalty Opportunities II, LP, or OrbiMed. The Company issued OrbiMed a seven-year warrant to purchase an aggregate of 294,928 shares of the Company’s common stock with an exercise price of $3.28 per share, subject to certain adjustments.

2.	Basis of Presentation

The unaudited pro forma combined financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Recro being the legal and accounting acquirer, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and was based on the historical financial statements of the Company and Alkermes Gainesville LLC. Under the acquisition method, the assets acquired and liabilities assumed are measured on the basis of the fair values exchanged and combined with those of Recro. The consolidated financial statements and reported results of operations of Recro issued after completion of the Transaction will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Recro Gainesville.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

In addition, the unaudited pro forma combined statement of operations does not reflect any cost savings, operating synergies or revenue enhancements that the combined Company may achieve as a result of the acquisition, or cost to integrate the operations or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

3.	Accounting Policies

The Company is in the process of performing a review of Recro Gainesville accounting policies and to date, no material differences have been identified. The Company will complete this review in the post-combination period and as a result of the review, Recro may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Recro Pharma, Inc.

Notes to Unaudited Pro Forma Combined

Financial Statements

4.	Fair Value of Consideration Transferred in Connection with the Transaction

The following is a preliminary estimate of the purchase price for the Transaction:

Estimated Fair Value
($ in thousands)
Purchase price agreement	$50,000
Fair value of warrants	2,470
Fair value of contingent consideration	54,600
Working capital adjustment (a)	4,010

$111,080

(a)	Pursuant to the Transaction, this is an adjustment to increase the consideration by the difference between the target working capital and the estimated closing date working capital.

5.	Assets Acquired and Liabilities Assumed in Connection with the Transaction

On the acquisition date of April 10, 2015, the following is a preliminary estimate of the assets acquired and the liabilities assumed by Recro in connection with the Transaction, reconciled to the estimated purchase price:

Amount
($ in thousands)
Accounts receivable	$12,519
Inventory	9,955
Prepaid expenses	380
Property, plant and equipment	39,424
Intangible assets	41,900
Goodwill	6,746

Total assets acquired	110,924

Current liabilities	1,164
Warrants	2,470
Contingent consideration	54,600

Total liabilities assumed	58,234

Cash paid, net of $1,320 of cash acquired	$52,690

(a) The fair value of the property, plant and equipment and their weighted-average useful lives are as follows:

($ in thousands)	Estimated Fair Value	Estimated Useful Life
Buildings and improvements	$16,371	35 years
Land	3,263	N/A
Furniture, office & computer equipment	2,510	4-5 years
Vehicles	30	2 years
Manufacturing equipment	17,250	6-7 years

	$39,424

The estimated fair value of property, plant and equipment was determined using the cost and sales approaches.

Recro Pharma, Inc.

Notes to Unaudited Pro Forma Combined

Financial Statements

(b) The fair value of the identifiable intangible assets and their weighted-average useful lives are as follows:

($ in thousands)	Estimated Fair Value	Weighted Average Estimated Useful Life
Royalties and contract manufacturing relationships	15,500	6
In-process research and development	26,400	N/A

Total intangible assets	41,900

The in-process research and development asset and customer relationships were valued using the multi-period excess earnings method, which is an income approach in which excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible and intangible assets. The excess earnings are thereby calculated for each year of a multiyear projection period discounted to a present value utilizing an appropriate discount rate for the subject asset.

6.	Pro Forma Adjustments in Connection with the Transaction

The following summarizes the pro forma adjustments in connection with the Transaction to give effect to the acquisition as if it had occurred on December 31, 2014 for the pro forma combined balance sheet and January 1, 2014 for the pro forma statement of operations:

(a) Represents the changes to Dara’s historical balance sheet to reflect the exclusion of assets not acquired and liabilities not assumed in accordance with the terms of the Transaction or fair value adjustments under the acquisition method of accounting:

($ in thousands)	DARA Historical	Assets and Liabilities Transferred	Pro Forma Adjustments
Cash and cash equivalents	$22,064	$1,320	$(20,744)
Accounts receivable	11,321	12,519	1,198
Due from related party	317	—	(317)
Inventory	10,950	9,955	(995)
Prepaid expenses	2,388	380	(2,008)
Property, plant and equipment	38,607	39,424	817
Intangible assets	43,818	41,900	(1,918)
Goodwill	498	6,746	6,248
Deferred tax assets	6,324	—	(6,324)
Accounts payable and accrued expenses	4,321	1,164	(3,157)
Due to related party	1,563	—	(1,563)
Warrants	—	2,470	2,470
Deferred revenue	462	—	(462)
Contingent consideration (1)	—	54,600	54,600
Deferred revenue	3,692	—	(3,692)
Deferred tax liability-long term	9,252	—	(9,252)
Due to related party	1,296	—	(1,296)
Parent investments	115,701	—	(115,701)

(1)	Adjustment to record estimated fair value. The fair value of the contingent consideration was estimated based on the expected achievement date of each milestone and the expected probability of achievement. The probability weighted payments were then discounted back to a present value.

(b) Represents the credit agreement with Orbimed of $50.0 million and issued warrants. The fair value of the warrants issued of $2,860,802 was estimated using the Black Scholes option pricing model.

(c) Working capital adjustment resulted in a payment to Alkermes of $4,010,000.

Recro Pharma, Inc.

Notes to Unaudited Pro Forma Combined

Financial Statements

(d) Represents the decreased amortization based on the fair value of identified intangible assets acquired with definite lives for the year ended December 31, 2014. The decrease in amortization expense for intangible assets is calculated using the straight line method over the estimated remaining useful lives of the assets less historical Recro Gainesville amortization expense.

($ in thousands)	Year Ended December 31, 2014
Eliminate Recro Gainesville historical intangible amortization expense	$(5,001)
Estimated amortization expenses of acquired finite-lived intangibles	2,583

Total	$(2,418)

(e) Represents the decreased depreciation based on the fair value of property, plant and equipment for the year ended December 31, 2014. The decrease in depreciation expense for property, plant and equipment is calculated using the straight line method over the estimated remaining useful lives of the assets less the historical of Recro Gainesville depreciation expense.

($ in thousands)	Year Ended December 31, 2014
Eliminate Recro Gainesville historical depreciation expense
Cost of revenues	$(4,987)
Research and development	(295)
Depreciation expense of acquired property, plant and equipment
Cost of revenues	3,639
Research and development	193
Net adjustment for pro forma depreciation expense:
Cost of revenues	(1,348)
Research and development	(102)

Total	$(1,450)

(f) Represents the reversal of non-recurring charges of $970,285 for the year ended December 31, 2014. The non-recurring charges consist primarily of legal, accounting and other valuation and advisory fees related to the acquisition.

(g) Represents the increased interest expense of $7,500,000 for the year ended December 31, 2014, respectively, associated with the senior secured term loan, with interest expense based on the current committed rate of LIBOR plus 14.0% with a 1.0% LIBOR floor. A fluctuation in LIBOR of 0.25% would result in a charge of $125,000 of interest expense. Deferred financing costs of $4,585,227 consist of the fair value of the OrbiMed warrants of $2,860,802 and $1,724,425 of direct financing costs recorded as accrued expenses. These costs are being amortized to interest expense over the 5 year term of the loan. The amortization of deferred financing costs is $917,045 for the year ended December 31, 2014.

(h) Represents the elimination of Recro Gainesville historical tax provision as Recro is in a net operating loss position with a full valuation allowance.

7.	Loss per Share

The unaudited pro forma combined basic and diluted loss per share calculations are based on Recro’s consolidated basic and diluted weighted average number of shares.